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
---------
 FORM 4                                                                                                         OMB Approval
---------                              UNITED STATES SECURITIES AND EXCHANGE COMMISSION                   --------------------------
                                                    WASHINGTON D.C., 20549                                OMB Number       3235-0287
[ ] CHECK THIS BOX IF NO LONGER                                                                           Expires: December 31, 2001
    SUBJECT TO SECTION 16. FORM            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                   Estimated average burden
    4 OR FORM 5 OBLIGATIONS MAY                                                                           hours per response.....0.5
    CONTINUE. SEE INSTRUCTION 1(b).                                                                       --------------------------

            Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

 (Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting       |   2. Issuer Name AND Ticker or Trading Symbol     | 6. Relationship of Reporting Person(s)
   Person*                             |                                                   |    to Issuer (Check all applicable)
Bonn          Edward         J.        |   New Frontier Media, Inc. (NOOF)                 |   __X__ Director
-------------------------------------------------------------------------------------------|   _____ Officer (give title below)
(Last)        (First)       (Middle)   |  3. IRS or Identifi-    |  4. Statement for       |   __X__ 10% Owner
                                       |     cation Number       |     Month/Year          |   _____ Other (specify below)
15303 Ventura Blvd., Suite 1070        |     of Reporting        |     March 2002          |
---------------------------------------|     Person (Voluntary)  |-------------------------|----------------------------------------
               (Street)                |                         |  5. If Amendment,       | 7. Individual or Joint/Group (check
                                       |                         |     Date of Original    |    (applicable line)
                                       |                         |     (Month/Year)        |    [ ] Form filed by One Reporting
                                       |                         |                         |        Person
                                       |                         |                         |    [X} Form filed by More than One
Sherman Oaks    CA            91403    |                         |                         |        Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
(City)          (State)          (Zip) |      TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security                   | 2.Transaction | 3.Transaction | 4.Securities Acquired(A) | 5.Amount of | 6.Owner-| 7.Nature
   (Instr. 3)                          |   Date        |   Code        |   or Disposed of (D)     | Securities  |   ship  | of
                                       | (Month/Day/   |   (Instr. 8)  |   (Instr. 3,4 and 5)     | Beneficially| Form:   | Indirect
                                       |   Year)       |               |                          | Owned at End| Direct  | Bene-
                                       |               | --------------|--------------------------| of Month    | (D) or  | ficial
                                       |               |       |       | Amount | (A)  |  Price   | (Instr. 3   | Indirect| Owner-
                                       |               |  Code | V     |        |  or  |          |   and 4)    | (I)     | ship
                                       |               |       |       |        | (D)  |          |             |(Instr.4)|(Instr.4)
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If this form is filed by more than one reporting person, see Instruction 4(b)(v).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO              (Over)
RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.                                               SEC 1474 (3-99)

                                                        Page 1 of 3 pages


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
FORM 4 (CONTINUED)       TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1.Title of Derivative Security | 2.Conversion | 3.Transaction | 4.Transaction | 5.Number of  | 6.Date Exer-     | 7.Title and Amount
  (Instr. 3)                   | or Exercise  | Date          |   Code        | Derivative   | cisable and      | of Underlying
                               | Price of     |               |  (Instr. 8)   | Securities   | Expiration Date  | Securities
                               | Derivative   |  (Month/Day/  |               | Acquired (A) | (Month/Day/Year) | (Instr. 3 and 4)
                               | Security     |    Year)      |               | or Disposed  |                  |
                               |              |               |               | of (D)       |--------------------------------------
                               |              |               |               | (Instr. 3,   | Date    | Expir- |        | Amount or
                               |              |               |               |  4, and 5)   | Exer-   | ation  |  Title | Number of
                               |              |               |---------------|--------------| cisable | Date   |        | Shares
                               |              |               | Code  |   V   | (A)  |  (D)  |         |        |        |
------------------------------------------------------------------------------------------------------------------------------------
 Option (obligation to sell)   |     (1)      |   03/21/02    |   S   |       |      |300,000|   (2)   |02/11/05| Common | 300,000
                               |              |               |       |       |      |       |         |        | Stock  |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
 Option (obligation to sell)   |    $0.01     |   03/21/02    |   S   |       |      | 50,000|03/21/02 |02/11/05| Common |  50,000
                               |              |               |       |       |      |       |         |        | Stock  |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
------------------------------------------------------------------------------------------------------------------------------------
 8.Price of   | 9.Number of    |  10.Ownership     | 11.Nature of  |
   Derivative |   Derivative   |     Form of       |    Indirect   |
   Security   |   Securities   |     Derivative    |    Beneficial |
   (Instr. 5) |   Beneficially |     Security;     |    Ownership  |
              |   Owned at End |     Direct (D) or |    (Instr. 4) |
              |   of Month     |     Indirect (I)  |               |
              |   (Instr. 4)   |     (Instr. 4)    |               |
-------------------------------------------------------------------|
    (3)       |       0        |                   |               |
--------------|----------------|-------------------|---------------|
    (3)       |       0        |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
-------------------------------------------------------------------

Explanation of Responses:

(1) The exercise price per share is the average of the lowest closing price per share of the Issuer's common stock, as quoted on the
    National Association of Securities Dealers Automated Quotation System, for any consecutive three day period (as selected by the optionee) during the period commencing on March 16, 2002 and ending on May 24, 2002.

(2) The option vested as to 150,000 shares on March 21, 2002, and vests as to an additional 50,000 shares on each of May 1, June 1 and July 1, 2002.

(3) The options were granted in partial consideration for strategic advisory services to be provided to the Reporting Person by
    Acclaim Financial Group Venture I LLC.

                                                                        /s/ EDWARD J. BONN                            4/9/02
                                                                      ------------------------------------        -----------------
                                                                         *Signature of Reporting Person                 Date



** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO              Page 2
RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.                                               SEC 1474 (3-99)

                                                        Page 2 of 3 pages


                             Joint Filer Information


Name:          BEF, LLC
Address:       15303 Ventura Blvd., Suite 1070
               Sherman Oaks, CA 91403

Designated Filer:     Edward J. Bonn

Issuer & Ticker Symbol:      New Frontier Media, Inc. (NOOF)

Statement for Month/Year:    March 2002

Relationship to Issuer:      10% Owner

Signature:     BEF, LLC


               By   /s/ EDWARD J. BONN
                 --------------------------
                  Edward J. Bonn
                  Manager



                               Page 3 of 3 pages